Exhibit 6.2

MANAGEMENT AGREEMENT

This Management Agreement (this “Agreement”) is entered into as of March 3, 2026, by and between Tranquil Healthcare Holdings, Inc., a Delaware corporation (“Manager”) and Tranquil Healthcare Fund I, LLC, a Delaware limited liability company (the “Company”). Each party to this Agreement is referred to as a “Party” and collectively as the “Parties.” Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Company’s Operating Agreement dated as of the date hereof (as the same may be amended from time to time, the “Operating Agreement”).

WHEREAS, the Company has been formed to originate and make commercial loans, provide consulting services, and advance credit to transcranial magnetic stimulation and mental health clinics (“Business”);

WHEREAS, the Manager is designated as the manager of the Company and is responsible for managing the business and day-to-day operations of the Company, in the manner and on the terms set forth in the Operating Agreement;

WHEREAS, Manager has agreed to provide the Company with the personnel, services and resources necessary to carry out the Business in exchange for the payment to Manager of the reimbursement of all fees and expense incurred in providing the Services; and

WHEREAS, the Company and Manager intend to apply the services cost method (as described in Treasury Regulation Section 1.482-9(b)) to determine the arm's length charge for services provided under this Agreement.

NOW THEREFORE, The Company and the Manager hereby agree as follows:

1.               Services. Manager hereby agrees to provide the Company with the personnel, services and resources necessary for the Company to carry out its Business pursuant to the Operating Agreement, including, without limitation, the services and activities described on Exhibit A attached hereto (the “Services”), in consideration of the payment of the fees described in Section 3 hereof, during the term of this Agreement. Manager hereby agrees not to take any actions in contravention of, or that could cause a breach of the Operating Agreement.

2.               Term and Termination.

(a)            This Agreement shall commence on the date hereof and, unless sooner terminated in accordance with the terms hereof or by mutual written consent of the parties, shall remain in effect for so long as the Operating Agreement is in effect.

(b)            The Manager may terminate this Agreement immediately upon written notice to the Company if the Company: (i) becomes the subject of a petition in bankruptcy which is not withdrawn or dismissed within 60 days thereafter; (ii) makes an assignment for the benefit of creditors; or (iii) breaches any material obligation under this Agreement and fails to cure such breach within 30 days after delivery of notice thereof by the Manager.

(c) Company may terminate this Agreement immediately upon written notice to the Manager if the Manager: (i) becomes the subject of a petition in bankruptcy which is not withdrawn or dismissed within 60 days thereafter; or (ii) makes an assignment for the benefit of creditors.

3.               Fees and Expenses. The Company shall reimburse Manager for all Direct Costs and Overhead Costs incurred by Manager and its Affiliates on behalf of the Company or Manager, as applicable, under this Agreement. Costs and expenses incurred by the Manager on behalf of the Company shall be reimbursed monthly in cash to the Manager.

(a)            Direct Costs. Direct Costs mean the sum of all internal and external costs incurred by the Company in providing the Services including, but not limited to, allocable salaries and wages, incentives, paid absences, payroll taxes, health care and retirement benefits, direct non-labor costs and similar expenses, and reimbursement of out-of-pocket third party costs and expenses.

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(b)            Overhead Costs. Overhead Costs mean all internal and external indirect costs incurred by the Company in providing the Services and shall include (but are not limited to) general overhead and facilities charges (for example, office rent, depreciation, maintenance, utilities, and supplies).

(c)            Bonus Payment on Clinic Sale. In connection with the Business, if any clinics that the Company provides services to through its third party operators sell and all such sales of clinics result in aggregate gross proceeds of $500 million or more, then the Manager will be entitled to the following: (i) a one-time bonus payment of $15 million dollars in cash and (ii) if such gross proceeds exceed $800 million, then an additional one-time bonus payment of $5 million dollars in cash.

4.               Standard of Care. Manager will use its commercially reasonable best efforts in the timely provision of the Services to be rendered hereunder and shall cooperate with the Company in connection with the provision of such Services.

5.               Representations and Warranties.

(a)            Manager hereby represents and warrants to the Company as follows:

(i)              Manager is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. Manager has the power and authority under its organizational documents to own and operate its assets and to carry on its business as proposed to be conducted, to execute, deliver and perform this Agreement and any other document, agreement, certificate and instrument that may be contemplated hereby to which it is a party.

(ii)            The execution and delivery by Manager of this Agreement and any other document, agreement, certificate and instrument that may be contemplated hereby to which it is a party, the performance by Manager of its obligations hereunder and thereunder have been duly authorized by all requisite corporate action on the part of Manager and will not violate any provision of law, any order of any court or other agency of government, the charter or bylaws of Manager or any other organizational document of Manager.

(iii)          This Agreement has been duly executed and delivered by Manager and constitutes the legal, valid and binding obligations of the Manager, enforceable against the Manager in accordance with its terms, except as the enforceability hereof may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or (b) applicable equitable principles (whether considered in a proceeding at law or in equity).

(iv)          Manager has received and carefully reviewed a copy of the Operating Agreement.

(b)            The Company hereby represents and warrants to Manager as follows:

(i)              The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. The Company has the power and authority under its organizational documents to own and operate its assets and to carry on its business as proposed to be conducted, to execute, deliver and perform this Agreement and any other document, agreement, certificate and instrument that may be contemplated hereby to which it is a party.

(ii)            The execution and delivery by the Company of this Agreement and any other document, agreement, certificate and instrument that may be contemplated hereby to which it is a party, the performance by the Company of its obligations hereunder and thereunder have been duly authorized by all requisite limited liability company action on the part of the Company and will not violate any provision of law, any order of any court or other agency of government, the certificate of formation of the Company or any other organizational document of the Company.

(iii)          This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as the enforceability hereof may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or (b) applicable equitable principles (whether considered in a proceeding at law or in equity).

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6.               Confidential Information.

(a)            Manager acknowledges that the information and knowledge obtained in the course of its performance of the Services relating to the Business (the “Confidential Information”) are of a confidential nature. Manager shall, and shall ensure that its employees, use commercially reasonable efforts to take all actions necessary and appropriate to preserve the confidentiality of the Confidential Information and prevent (i) the disclosure of the Confidential Information to any person other than employees of Manager who have a need to know of it in order to perform their duties hereunder; and (ii) the use of the Confidential Information other than in connection with the performance of its duties hereunder.

(b)            The foregoing provision shall not apply to Confidential Information that (i) has been disclosed to the public by the Company, (ii) otherwise entered the public domain through lawful means, (iii) was or is disclosed to Manager by a third party which is not subject to an obligation of confidentiality to the Company, (iv) was known by Manager prior to its receipt from the Company, (v) was developed by Manager independently of any disclosures previously made by the Company, (vi) is required to be disclosed by Manager in connection with any judicial, administrative or other governmental proceeding involving the Company or the Manager, or any of their affiliates or employees (whether or not such proceeding involves third parties) relating to the Services or this Agreement, provided that Manager provide written notice to the Company, as soon as possible prior to such disclosure, unless notice would be unlawful, or (vii) is disclosed in good faith by Manager in the ordinary course of carrying out its duties hereunder.

7.               Limitation on Liability; Indemnification.

(a)            Manager assumes no responsibility under this Agreement other than to render the Services called for hereunder in good faith. Manager and its Affiliates, and any of stockholders, officers, directors, employees, consultants and any person providing advisory or sub-advisory services to Manager, will not be liable to the Company or the Company’s members, officers, directors, employees or consultants for any acts or omissions by any such Person (including errors that may result from ordinary negligence, such as errors in the investment decision making process or in the trade process) performed in accordance with and pursuant to this Agreement, except by reason of acts or omission constituting bad faith, willful misconduct, gross negligence or reckless disregard of their respective duties under this Agreement, as determined by a final non-appealable order of a court of competent jurisdiction. The Company shall, to the full extent lawful, reimburse, indemnify and hold harmless Manager, its Affiliates, and of its stockholders, managers, partners, personnel, officers, directors, employees, consultants and any person providing advisory or sub-advisory services to Manager (each, a “Manager Indemnified Party”), of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees and amounts reasonably paid in settlement) (collectively “Losses”) incurred by the Manager Indemnified Party in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising from any acts or omissions of such Manager Indemnified Party performed in good faith under this Agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of such Manager Indemnified Party under this Agreement.

(b)            Manager shall, to the full extent lawful, reimburse, indemnify and hold harmless the Company, and the officers or members of the Company (each, a “Company Indemnified Party” and, together with a Manager Indemnified Party, an “Indemnified Party”) of and from any and all Losses in respect of or arising from (i) any acts or omissions of Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of Manager under this Agreement or (ii) any claims by Manager’s employees relating to the terms and conditions of their employment by Manager.

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(c)            In case any such claim, suit, action or proceeding (a “Claim”) is brought against any Indemnified Party in respect of which indemnification may be sought by such Indemnified Party pursuant hereto, the Indemnified Party shall give prompt written notice thereof to the indemnifying party; provided, however, that the failure of the Indemnified Party to so notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have hereunder, except to the extent such failure actually materially prejudices the indemnifying party. Upon receipt of such notice of Claim (together with such documents and information from such Indemnified Party), the indemnifying party shall, at its sole cost and expense, in good faith defend any such Claim with counsel reasonably satisfactory to such Indemnified Party. The Indemnified Party will be entitled to participate but, subject to the next sentence, not control, the defense of any such action, with its own counsel and at its own expense. Such Indemnified Party may elect to conduct the defense of the Claim, if (i) such Indemnified Party reasonably determines that the conduct of its defense by the indemnifying party could be materially prejudicial to its interests, (ii) the indemnifying party refuses to assume such defense (or fails to give written notice to the Indemnified Party within ten (10) days of receipt of a notice of Claim that the indemnifying party assumes such defense), or (iii) the indemnifying party shall have failed, in such Indemnified Party’s reasonable judgment, to defend the Claim in good faith. The indemnifying party may settle any Claim against such Indemnified Party without such Indemnified Party’s consent, provided, that (i) such settlement is without any Losses whatsoever to such Indemnified Party, (ii) the settlement does not include or require any admission of liability or culpability by such Indemnified Party and (iii) the indemnifying party obtains an effective written release of liability for such Indemnified Party from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Party, and a dismissal with prejudice with respect to all claims made by the party against such Indemnified Party in connection with such Claim. The applicable Indemnified Party shall reasonably cooperate with the indemnifying party, at the indemnifying party’s sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof. If such Indemnified Party is entitled pursuant to this Section 7 to elect to defend such Claim by counsel of its own choosing and so elects, then the indemnifying party shall be responsible for any good faith settlement of such Claim entered into by such Indemnified Party. Except as provided in the immediately preceding sentence, No Indemnified Party may pay or settle any Claim and seek reimbursement therefor under this Section 7.

(d)            The provisions of this Section 7 shall survive the expiration or earlier termination of this Agreement.

8.             Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable or transferable by any party without the prior written consent of the other parties hereto, and any such unauthorized assignment or transfer will be void. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.             Additional Documents. From time to time after execution of this Agreement, the parties hereto will, without additional consideration, execute and deliver such further documents and take such further action as may be reasonably requested by any other party hereto in order to carry out the purposes of this Agreement.

10.            Entire Agreement. This Agreement contains the entire understanding between the parties and this Agreement supersedes any prior understandings and written or oral agreements between them respecting the subject matter of this Agreement.

11.            Title and Headings. Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

12.            Notices. All notices, requests and demands to or upon the respective Parties hereto to be effective shall be in writing, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by electronic mail, or facsimile transmission or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth on the signature pages to this Agreement.

13.            Amendment. The Manager may unilaterally amend this Agreement upon 15 days written notice to the Company and its Members.

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14.            Severability. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to either party, in which event the parties shall use reasonable commercial efforts to arrive at an accommodation that best preserves for the parties the benefits and obligations of the offending provision.

15.            GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE. EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF (I) THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, OR (II) SOLELY TO THE EXTENT THERE IS NO APPLICABLE FEDERAL JURISDICTION OVER SUCH DISPUTE OR MATTER, IN THE STATE COURTS OF DELAWARE FOR THE PURPOSE OF ANY ACTION OR JUDGMENT RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND TO THE LAYING OF VENUE IN SUCH COURT.

16.            WAIVER OF JURY TRIAL.   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

17.            Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Management Agreement as of the date first written above.

COMPANY

Tranquil Healthcare Fund I, LLC

By:
	Name:	Tyler Ehler
	Title:	CEO of Manager
	Address:	18200 Von Karman Ave. suite 850
Irvine, CA 92612
Email:

MANAGER

Tranquil Healthcare Holdings, Inc.

By:
Name:
Title:
Address:

Email:

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EXHIBIT A

DESCRIPTION OF SERVICES

Manager will provide the Company with the personnel, services and resources necessary for the Company to comply with its obligations and responsibilities under the Operating Agreement, which include responsibility for the day-to-day operations of the Company and performance of such services and activities relating to the Business of the Company, including but not limited to those services and activities described in Article II of the Operating Agreement and the following:

a.	oversight and management of banking activities;

b.	management of preparation and filing of SEC and other corporate filings;

c.	financial, accounting and bookkeeping services, including retention of an auditor for the Company;

d.	record-keeping, shareholder registrar, investor relations and regulatory compliance;

e.	tax reporting services;

f.	bill payment;

g.	maintain the Company’s stock ledger and coordinating activities of the Company transfer agent, escrow agent and related parties;

h.	underwriting of the Company’s lending operations, including monitoring loans and payments due to the Company;

i.	provide consulting services as needed with respect to the Company’s contractual relationships with clinic operators;

j.	legal and professional transactional services;

k.	other transaction-related services, cost, payments and expenditures;

l.	administrative services in connection with liquidation or winding up of the Company;

m.	managing litigation, judicial proceedings or arbitration, including the defense and or settlement of any claims (regardless of whether or not the Issuer is named as a defendant or party in any such claim); and

n.	other non-routine or extraordinary services.

Notwithstanding anything contained herein, Company shall retain the right and ability to retain any third party service providers directly, at its discretion.

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